Exhibit 10.21

Ortho Clinical Diagnostics

01/24/2020

Dear Palani,

I am pleased to confirm the offer to join Ortho-Clinical Diagnostics, Inc. (“The Company”) as Chief Innovation Officer. This is a Full time, exempt position. Pending satisfactory completion of the Company’s pre-employment requirements explained below, your anticipated start date is 02/24/2020.

We are confident you will find your new role to be one in which you can make significant contributions to the Company. This offer and your employment relationship with the Company, of course, will be subject to the terms and conditions of this letter, as well as to the Company’s standard personnel policies, rules and practices. Please also be advised that the main business address and telephone number for Ortho Clinical Diagnostics are 1001 Route 202, Raritan, NJ 08869 and (908) 218-8000.

The following further represents our offer to you:

Compensation

Your initial annualized base salary, which will be paid bi-weekly unless otherwise determined by state or local law, will be $450,000.00 You will receive your earned compensation at the employee address Ortho has on file for you or via a direct deposit account you establish during onboarding. An exempt position means you are paid for the job you perform and not by the hour. Your salary will compensate you for all the hours you work. Accordingly, you will not be eligible to earn or be paid overtime pay.

Performance-Based Pay

The Company maintains highly competitive, performance-based compensation programs intended to provide you with an incentive to achieve annual targeted results. Under current guidelines, your position makes you eligible for an annual, Performance-Based Pay (PBP) award which rewards performance throughout a calendar/performance year. PBP awards are provided at the Company’s discretion, based on performance, and on an individual basis. If your date of hire is on or before September 30th of this year, you will be eligible for these awards for the current performance year, based upon performance and according to our proration schedule.

For your new position, the PBP target is 60% of your base salary.

Ortho Clinical Diagnostics | 1001 US-202 Raritan, New Jersey, United States 08869

Ortho Clinical Diagnostics

The amount of compensation levels is at management’s sole discretion and is contingent upon your individual performance, the performance of the Company, the performance criteria defined by the Company’s compensation plans, and your length of service during the performance year for which it is being granted. Compensation levels and incentive plans are subject to change at the Company’s discretion. All compensation and benefits referred to in this letter are subject to your continued employment and satisfactory job performance, conduct and attendance. All salary, PBP awards, bonuses, allowances, and other forms of compensation referred to in this letter will be considered normal income and will be subject to applicable Federal, State and Local income taxes, withholdings and deductions.

Signing Bonus Payments

The first payment up to $150,000 (grossed up) will be paid within 30 days after your start date. This amount will be reduced to the extent your current employer does not require full repayment of your forgivable loan. An additional payment of $136,000 (subject to taxes) will be paid if and only if your current employer does not pay out your bonus.

In the event that you voluntarily resign or are terminated for Cause, prior to February 24, 2022, you will be required to repay a pro-rata portion of each referenced signing bonus payment. Such pro-rata portion will be based on a fraction, the numerator of which is the number of whole months you were employed with the Company from February 24, 2020 through your termination date, and the denominator of which is 24.

Long Term Incentive Plan

You are also eligible to participate in the Company’s Long-term Equity Incentive Plan. Subject to approval from the Company Board of Directors, you will receive a stock option or other equity incentive award grant in the Company’s parent entity. The number of shares is dependent upon the stock valuation and the time of grant and may be adjusted by the Company’s parent entity based on stock value changes. Any stock options will be granted with an exercise price equal to the fair market value of the shares on the date of grant. The award will be subject to terms and conditions, including vesting restrictions that will be set forth in separate agreements to be provided to you.

Relocation

As part of this offer, you will be eligible for an executive relocation package.

Please note that should you voluntarily terminate your employment, or your employment is terminated for cause, within 24 months from when the relocation benefits are provided (within 6 months of your start date), you will be required to reimburse the Company for costs paid on your behalf associated with your relocation package. The terms of repayment are outlined in the Relocation Repayment Agreement. Employment is “at will” and the Relocation Repayment Agreement is not a contract of employment nor does it imply that your Employment will continue for any period or confer any rights with respect to the duration of employment.

Vacation

You are entitled to 4 Weeks of vacation. This year your total vacation and floating holiday entitlement will be based on your start date and will be pro-rated according to the Company’s current vacation and holiday policy. The granting of floating holidays is at management’s sole discretion and is announced annually. You will accrue vacation benefits upon hire at an accrual rate calculated based on your work schedule (i.e. the number of hours you work weekly).

Ortho Clinical Diagnostics | 1001 US-202 Raritan, New Jersey, United States 08869

Ortho Clinical Diagnostics

Benefits

Our flexible benefits program includes medical, dental, life, and accident coverage for employees and qualified dependents, for which coverage begins on the first day of employment. In addition, the Company has a 401K Savings Plan that employees may choose to participate in. Eligibility and coverage are determined and governed exclusively by the underlying plan documents.

Invitation to Self-Identify

As a Federal contractor subject to Section 503 of the Rehabilitation Act of 1973, the Vietnam-era Veterans Readjustment Assistance Act of 1974 and the Veterans Employment Opportunity Act of 1998, we are required to extend to applicants a post-offer invitation to self-identify as a Vietnam-era veteran, or veteran covered by the Veterans Employment Opportunities Act of 1998. Providing this information is voluntary and will be kept confidential in accordance with the law. Choosing not to provide it will not have an adverse impact on employment. This Information will be used only in accordance with our equal employment opportunity policy.

Employee Dispute Resolution Program

The Company administers an Employee Dispute Resolution Program as the exclusive means for attempting to resolve disputes during or after employment between employees and the Company. In accepting this position, you agree to process any employment-related claims against the Company or its employees through this program.

At-Will Employment

This offer is for “at-will” employment with the Company. The Company also maintains an employment-at-will relationship with its employees. This means that both you and the Company retain the right to terminate this employment relationship at any time, with or without notice, and for any reason or no reason not contrary to law.

Offer Requirements

This offer and your subsequent employment are contingent upon your accurately and satisfactorily completing and submitting all requested information and agreeing to and meeting all necessary requirements for employment. Failure to do so can render this offer or any employment begun null and void and result in the Company not hiring you or terminating any employment already started.

This offer is contingent upon satisfactory results of the following:

•	Background check

•	Pre-placement health evaluation and drug screen

•	Reference checks if applicable

This offer is also contingent upon satisfactory completion and submission of the following:

•	Background Check Release Forms: You will receive a “Request for Pre-Employment Screening” e-mail notification regarding your background check, which you must complete online.

Ortho Clinical Diagnostics | 1001 US-202 Raritan, New Jersey, United States 08869

Ortho Clinical Diagnostics

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Work Authorization (1-9 Documentation): Employers must verify the employment eligibility and identity of all new employees. In accordance with the Immigration Reform and Control Act, you must provide the Company with appropriate work authorization documents by or on your first day of employment.

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Confidentiality & Intellectual Property Agreement: You will be required to review and accept the Company’s Recruiting Workflow: Confidentiality & Intellectual Property. In addition to requiring you to enter into the Agreement, we expect you to keep confidential and not disclose or use in your employment with us any trade secrets or confidential information you have obtained from your present or previous employer(s). This agreement is being delivered to your Candidate Home Page with this offer and requires your e-signature.

This offer letter constitutes our complete offer. Any promises or representations, either oral or written, not contained in this letter and the documents referred to herein, are not valid, authorized, or binding on the Company.

Please note that we may review, adjust, modify, or suspend Company policies, compensation or benefit plans, and any other programs for business reasons at any time. Your eligibility will be determined per the standard terms and eligibility requirements of the policies, plans, and programs in effect at that time.

We are pleased to offer you this position, and we are looking forward to your joining Ortho-Clinical Diagnostics, Inc. Please signify your acceptance of this offer of employment by signing this offer. If you have any questions concerning this offer, please feel free to reach out to me at 732-947-2601.

Sincerely,

/s/ Gary Passman
Gary Passman
On behalf of Ortho-Clinical Diagnostics, Inc.

Acknowledged and Accepted:

/s/ Chockalingam Palaniappan
Chockalingam Palaniappan

Date: Jan 27, 2020

Ortho Clinical Diagnostics | 1001 US-202 Raritan, New Jersey, United States 08869